EXHIBIT 23.2

Consent of Independent Public Accountants

The Board of Directors
CSW UK Finance Company:

          We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-70746, 33-12992, 33-49301, 33-63027 and 33-64233)
and on Form S-3 (Nos. 33-50193 and 333-00911) of Central and South West Corporation of our report dated 19 January 1998, with respect to the consolidated balance sheet of CSW UK Finance Company as of 31 December 1997, and the related consolidated statements of earnings and cashflows for the year then ended, which report appears in the 31 December 1997, annual report on Form 10-K of Central and South West Corporation.



KPMG Audit Plc                                                  London, England
Chartered Accountants                                           25 March 1998
Registered Auditors